Exhibit 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST NEW YORK 10001-8602 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com July 14, 2021

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Iora Health, Inc.

101 Tremont Street, 6th Floor

Boston, MA 02108

Ladies and Gentlemen:

We have acted as tax counsel to Iora Health, Inc., a Delaware corporation (the “Company”), in connection with the proposed combination of the Company with 1Life Healthcare, Inc., a Delaware corporation (“Parent”), by way of the merger of SB Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company surviving (the “Merger”). Merger Sub is a direct wholly-owned subsidiary of Parent. Unless otherwise specified, capitalized terms used but not defined in this Opinion have the meanings ascribed to them in the Agreement and Plan of Merger dated as of June 6, 2021, by and among Parent, Merger Sub, and the Company (including the exhibits attached thereto, the “Merger Agreement”). This opinion (the “Opinion”) is being delivered in connection with the registration statement on Form S-4 filed by Parent with the Securities and Exchange Commission (the “SEC”) on July 6, 2021 (File No. 333-257720), as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering this Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, together with the proxy statements/prospectus/consent solicitation statement contained therein and the annexes and exhibits thereto, as amended and supplemented through the date hereof

Iora Health, Inc.

July 14, 2021

(collectively, the “Merger SEC Filings”); (ii) all other submissions to the SEC related to the Merger SEC Filings; (iii) the Transaction Documents; and (iv) such other documents and information as we have deemed necessary or appropriate to render this Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by the Company and Parent, including those set forth in letters dated as of the date hereof from officers of the Company and Parent (the “Reorganization Representation Letters”). For purposes of rendering this Opinion, we have assumed that such statements and representations are and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise and that each of the representations made in the future tense by the Company and Parent in the Reorganization Representation Letters will be true, correct, and complete at the time or times contemplated by such representation or certification. This Opinion assumes and is expressly conditioned on, among other things, the initial and continuing truth, correctness, and completeness of the facts, information, covenants, and representations set forth in the documents referred to above and the statements and representations made by the Company and Parent, including those set forth in the Reorganization Representation Letters, in each case through the effective date of the Merger. For purposes of this Opinion, we have not independently verified all of the facts, information, covenants, and representations set forth in the Reorganization Representation Letters, the Merger SEC Filings, or any other document. We have also assumed that the Merger will be consummated in the manner described in the Merger SEC Filings and the Merger Agreement and that none of the terms or conditions contained therein have been or will be waived or modified.

For purposes of this Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and to perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering this Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which this Opinion is based or any material change in the documents referred to above could affect our conclusions stated herein. Moreover, there can be no assurance that this Opinion will be accepted by the IRS or, if challenged, by a court.

Iora Health, Inc.

July 14, 2021

Based upon the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

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Iora Health, Inc.

July 14, 2021

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Merger or any other transactions. This Opinion has been prepared in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. In addition, this Opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation, or assumption relied upon herein that becomes inaccurate or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and the use of our name under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP